Exhibit 99.1

Day International, Inc. 130 W. Second Street P.O. Box 338 Dayton, OH 45401-0338 (937) 224-7124 FAX (937) 226-1466
PRESS RELEASE
DAY INTERNATIONAL GROUP, INC. COMPLETES SALE OF TEXTILE PRODUCTS GROUP TO SAURER
DAYTON, OHIO (July 7, 2006) On June 30, 2006, Day completed the previously announced sale of its Textile Products Group to certain affiliates of Saurer AG for $48.8 million. The Textile Products Group is a leading supplier of consumable, precision-engineered rubber cots (rollers), aprons (flexible belts), compressive shrinkage belts and other fabricated rubber products for the yarn spinning and glass-fiber-forming industries with sales of approximately $45 million in 2005. It employs approximately 270 full-time associates in its production facilities located in Münster, Germany and Greenville, SC, USA and its sales offices in Italy, Turkey and Hong Kong.
Day’s President and CEO, Dennis Wolters, stated, “The completion of this sale strategically positions Day for the future by allowing us to dedicate all of our resources on growing our core image transfer business.”
Proceeds from the sale will be used to repay long-term debt or invested in growth opportunities within the image transfer business.
Day International produces and distributes highly engineered consumable products for offset, flexographic and digital printing processes. The company has developed a strong presence worldwide in the manufacturing and marketing of high-quality printing blankets, sleeves, and pressroom chemistry.
Day International, a privately owned company, was founded in 1905 in Dayton, Ohio. The company operates production, sales and distribution centers in North America, Latin America, Europe and the Pacific Rim. Product lines include dayGraphica® brand printing blankets and sleeves, david M® brand printing blankets, Varn® brand pressroom chemicals, day-Corr® die cutting blankets, Day-Flo® pre-inked rolls and Rotec® flexographic sleeves.
For further information:
Thomas J. Koenig — Vice President & Chief Financial Officer
Tel. 937-222-5714 Fax 937-226-0052
www.day-intl.com     www.saurer.com